Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS FOURTH QUARTER 2006 RESULTS

Board Increases Annual Dividend by $0.10 per Share

BALTIMORE (February 14, 2007) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and twelve months ended December 31, 2006.

Commenting on the quarter, David Smith, President and CEO of Sinclair, stated, “We are pleased at the performance of our television group, which recorded a record $32.0 million of political advertising revenues in a non-presidential election year and reduced operating expenses for the second consecutive year.

“In the first quarter of 2007, we have made significant strides on the retransmission front, securing retransmission consent agreements with multi-channel video programming distributors (MVPD), such as Time Warner Cable and Mediacom Communications.  Currently, we have approximately 25% of the MVPD subscribers in our markets for which we need to secure retransmission agreements.  We now expect revenues generated in 2007 from our retransmission consent agreements to approach $48.0 million, an almost 90% increase from the $25.4 million we generated in 2006.

“In January 2007, we redeemed our 8.75% bonds with less expensive bank debt, which is expected to generate $6.0 million in pre-tax cash flow in 2007.  In recognition of our operational and financial performance, we are pleased to announce that our Board of Directors approved a $0.10 per share increase to our annual dividend rate, bringing the annual dividend rate to $0.60 per share.”

Financial Results:

Net broadcast revenues from continuing operations were $171.8 million for the three months ended December 31, 2006, an increase of 8.8% versus the prior year period result of $157.9 million.  Operating income was $38.6 million in the three-month period as compared to $44.2 million in the prior year period, a decrease of 12.8%, which includes a $15.6 million non-cash, impairment of intangible assets charge related to one of our stations.  The Company had net income available to common shareholders of $11.1 million in the three-month period versus a net loss available to common shareholders of $1.8 million in the prior year period.  The Company reported diluted earnings per common share of $0.13 for the quarter versus a diluted loss per common share of $0.02 in the prior year period.  Diluted earnings per common share from continuing operations were $0.09 as compared to a $0.03 loss in the same period last year.

Net broadcast revenues from continuing operations were $635.8 million for the twelve months ended December 31, 2006, an increase of 3.5% versus the prior year period result of $614.4 million.  Operating income was $159.2 million in the twelve-month period, a decrease of 6.1% versus the prior year period result of $169.5 million, which includes a $15.6 million non-cash, impairment of intangible assets charge related to one of our stations.  Net income available to common shareholders was $54.0 million in the twelve-month period versus the prior year period net income available to common shareholders of $207.1 million, which included $146.0 million related to the gain, net of taxes, on the sale of broadcast assets.  Diluted earnings per common share were $0.63 in the twelve-month period versus diluted earnings per common share of $2.43 in the prior year period.  Diluted earnings per common share from continuing operations were $0.57 in the twelve-month period as compared to $0.65 in the same period last year.

Operating Statistics and Income Statement Highlights:

—           Political revenues were $21.6 million in the quarter versus $1.4 million in the fourth quarter last year.  For the year, political revenues were $32.0 million, which is equal to the amount we booked in the 2004 presidential election year.

—           Local advertising revenues increased 2.2% in the quarter versus the fourth quarter 2005, while national advertising revenues increased 18.1%.  Excluding political revenues, local advertising revenues were down 4.0%, while national advertising revenues were down 8.7% due to the strength of political spending that displaced traditional advertisers.  Local revenues, excluding political revenues, represented 65% of advertising revenues.

—           Time sales on our FOX stations were up 10.0% in the quarter, while our ABC stations were up 25.0%.  Stations affiliated with MyNetworkTV were down 9.4%, while stations affiliated with The CW were down 1.1%.  Our CBS and NBC stations were up a combined 42.8%.

—           With all but one market reported, market share survey results reflect that our stations’ share of the television advertising market in the fourth quarter 2006 held relatively flat at an 18.0% share, on an excluding political basis, versus the same period last year.

—           The Company entered into a news share arrangement in which our CBS affiliate, WGME-TV in Portland, ME will produce a 10:00pm newscast for Portland’s FOX affiliate, WPFO-TV, beginning February 2007.

—           The Company’s FOX affiliate, WDKY-TV in Lexington, KY entered into a news share arrangement with WKYT-TV, the CBS affiliate in that market, to add a one hour morning newscast beginning at 7:00am, effective March 2007.

—           In December 2006, the Company entered into an agreement with McLeod USA for the carriage of KGAN-TV’s broadcast signal in Cedar Rapids, IA.

—           In January 2007, the Company entered into a retransmission agreement with Time Warner Cable for the carriage of the analog and digital signals of 35 stations in 22 markets, representing almost 6 million of Time Warner’s cable subscribers.

—           In January 2007, the Company entered into a retransmission agreement with Mediacom Communications for the carriage of the analog and digital signals of 24 stations in 16 markets, representing 700,000 subscribers.

—           In February 2007, the Company granted a retransmission consent extension to Comcast until February 28, 2007 while the parties continue to negotiate the contract renewal.

Balance Sheet and Cash Flow Highlights:

—           Debt on the balance sheet, net of $67.4 million in cash, was $1,346.2 million at December 31, 2006 versus net debt of $1,375.2 million at September 30, 2006.

—           During the quarter, the Company amended and refinanced its Bank Credit Agreement, relaxing covenants and adding a $225.0 million Term Loan A-1 facility, the proceeds of which were used to redeem the Company’s 8.75% senior subordinated notes in January 2007.  The new Term Loan is priced based on a leverage pricing grid, with the current pricing at LIBOR plus 1.00%.

—           In December 2006, the Company called for redemption its 8.75% senior subordinated notes due 2011, which it repaid in January 2007 through a combination of cash on-hand and senior bank debt.

—           As of December 31, 2006, 47.6 million Class A common shares and 38.3 million Class B common shares were outstanding, for a total of 85.9 million common shares outstanding.

—           Capital expenditures in the quarter were $3.4 million.

—           Common stock dividends paid in cash in the quarter were $10.6 million.

—           Program contract payments for continuing operations were $19.8 million in the quarter.

Forward-Looking Statements:

The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified herein this release, the impact of changes in national and regional economies, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this press release of its expectations for certain of its first quarter 2007 and full year 2007 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, persons relying on this information should refer to the “Forward-Looking Statements” section above.

“For the first quarter, our expectation is to grow net broadcast revenues and cash flow, despite not having $2.8 million of revenues generated from the Super Bowl and political, which we recorded in this period last year,” commented David Amy, EVP and CFO.  “Our growth is forecasted to come from several fronts including increased revenues from retransmission consent agreements and declining film payments.”

—           The Company expects first quarter 2007 station net broadcast revenues, before barter, to be up approximately 0.7% to 1.0% from first quarter 2006 station net broadcast revenues, before barter, of $147.9 million, which included $2.1 million in revenues generated from the Super Bowl when it was on ABC and $0.7 million of political advertising revenues.

—           The Company expects barter revenue and barter expense each to be approximately $14.2 million in the first quarter.

—           The Company expects station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, but including stock-based compensation expense, in the quarter to be approximately $73.1 million, a modest 1.2% increase from first quarter 2006 television expenses of $72.3 million.  On a full year basis, television expenses are expected to be approximately $297.0 million, or up a nominal 2.8%, as compared to 2006 television expenses of $288.8 million.  The 2007 television expense forecast includes $0.4 million of stock-based compensation expense for the quarter and $1.7 million for the year, as compared to the 2006 actuals of $0.4 and $1.4 million for the quarter and year, respectively.

—           The Company expects program contract amortization expense to be approximately $24.4 million in the quarter and $90.1 million for the year.

—           The Company expects program contract payments to be approximately $20.3 million in the quarter and $77.7 million for the year as compared to $87.9 million in 2006.

—           The Company expects corporate overhead, including stock-based compensation expense, to be approximately $5.6 million in the quarter and $23.9 million for the year.  The 2007 corporate overhead forecast includes $0.1 million of stock-based compensation expense for the quarter and $0.6 million for the year.

—           The Company expects depreciation on property and equipment to be approximately $11.1 million in the quarter and $43.1 million for the year, assuming the capital expenditure assumptions below.

—           The Company expects amortization of acquired intangibles to be approximately $4.4 million in the quarter and $17.5 million for the year.

—           The Company expects net interest expense to be approximately $26.3 million in the quarter and $101.0 million for the year, taking into account the redemption of the 8.75% senior subordinated notes and new Term Loan A-1, and assuming no changes in the current interest rate yield curve, and changes in debt levels based on the assumptions discussed in this “Outlook” section.

—           The Company expects to record a $15.7 million loss from extinguishment of debt in the first quarter related to the redemption of its 8.75% senior subordinated notes.

—           The Company expects dividends paid on the Class A and Class B common shares to be approximately $10.7 million in the first quarter and $49.4 million for the year, assuming current shares outstanding and a $0.60 per share annual dividend rate, beginning April 2007.

—           The Company expects the first quarter effective tax rate for continuing operations to be approximately 44%, including a current tax benefit from continuing operations of approximately $0.3 million in the quarter based on the assumptions discussed in this “Outlook” section.  For the year, the effective tax rate on continuing operations is expected to be approximately 44%, including a current tax benefit of $4.6 million.

—           The Company expects to spend approximately $9.0 million in capital expenditures in the quarter and approximately $25.0 to $28.0 million for the year.  This includes approximately $10.5 million of 2006 budgeted capital projects that carried over into 2007.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its fourth quarter results on Wednesday, February 14, 2007, at 8:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Conference Call.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

    Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 58 television stations in 36 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.  Sinclair owns a majority equity interest in G1440 Holdings, Inc., an Internet consulting and development company, and Acrodyne Communications, Inc., a manufacturer of transmitters and other television broadcast equipment.

Notes:

“Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release, as a result of the Company’s sales of its Sacramento, Kansas City and Tri-Cities television stations.  As such, the results from operations, net of related income taxes, have been reclassified from income from operations and reflected as net income from discontinued operations.

Prior year amounts have been reclassified to conform to current year GAAP presentation.

Sinclair Broadcast Group, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
REVENUES:
Station broadcast revenues, net of agency commissions	$171,784	$157,864	$635,842	$614,436
Revenues realized from station barter arrangements	16,480	13,483	54,686	55,034
Other operating divisions’ revenues	9,857	7,437	24,610	22,597
Total revenues	198,121	178,784	715,138	692,067

OPERATING EXPENSES:
Station production expenses	36,934	40,175	148,276	152,771
Station selling, general and administrative expenses	36,946	34,613	140,579	138,304
Expenses recognized from station barter arrangements	14,729	12,013	49,508	50,460
Amortization of program contract costs and net realizable value adjustments	25,318	18,535	90,746	70,666
Other operating divisions’ expenses	9,085	6,944	24,193	20,944
Depreciation of property and equipment	10,367	11,939	46,248	50,275
Corporate general and administrative expenses	5,736	5,875	22,795	21,220
Amortization of definite-lived intangible assets and other assets	4,826	4,443	18,021	17,972
Impairment of intangible assets	15,589	—	15,589	—
Total operating expenses	159,530	134,537	555,955	522,612
Operating income	38,591	44,247	159,183	169,455

OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(28,434)	(31,052)	(115,217)	(120,002)
Interest income	745	234	2,008	650
Gain (loss) from sale of assets	408	(11)	143	(80)
Loss from extinguishment of debt	—	(306)	(904)	(1,937)
Unrealized gain from derivative instruments	—	4,291	2,907	21,778
Income (loss) from equity and cost investees	146	(1,037)	6,338	(1,426)
Gain on insurance settlement	—	792	—	1,193
Other income, net	711	367	1,159	721
Total other expense	(26,424)	(26,722)	(103,566)	(99,103)
Income from continuing operations before income taxes	12,167	17,525	55,617	70,352

INCOME TAX PROVISION	(4,229)	(20,107)	(6,970)	(36,115)
Income (loss) from continuing operations	7,938	(2,582)	48,647	34,237
DISCONTINUED OPERATIONS:
Income from discontinued operations, net of related income tax (provision) benefit of $3,173, ($47), $3,502 and ($1,644), respectively	3,173	830	3,556	5,671
Gain from discontinued operations, net of related income tax (provision) benefit of $0, $0, $259 and ($80,002), respectively	—	—	1,774	146,024
NET INCOME (LOSS)	11,111	(1,752)	53,977	185,932
PREFERRED STOCK DIVIDENDS	—	—	—	(5,004)
EXCESS OF PREFERRED STOCK CARRYING VALUE OVER REDEMPTION VALUE	—	—	—	26,201
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$11,111	$(1,752)	$53,977	$207,129
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Earnings (Loss) per common share from continuing operations	$0.09	$(0.03)	$0.57	$0.65
Earnings per common share from discontinued operations	$0.04	$0.01	$0.06	$1.78
Earnings (Loss) per common share	$0.13	$(0.02)	$0.63	$2.43
Weighted average shares outstanding	85,770	85,460	85,680	85,380
Weighted average shares and equivalent shares outstanding	85,810	85,460	85,694	85,389
Dividends declared per share	$0.125	$0.100	$0.450	$0.300

Unaudited Consolidated Historical Selected Balance Sheet Data:
(In thousands)

	December 31, 2006	December 31, 2005
Cash & cash equivalents	$67,408	$9,655
Total current assets	291,365	223,022
Total long term assets	1,981,233	2,060,283
Total assets	2,272,598	2,283,305

Current portion of debt	102,250	37,937
Total current liabilities	285,946	224,688
Long term portion of debt	1,311,373	1,412,801
Total long term liabilities	1,719,322	1,807,929
Total liabilities	2,005,268	2,032,617

Minority interest in consolidated subsidiaries	685	966

Total stockholders’ equity	266,645	249,722
Total liabilities & stockholders’ equity	2,272,598	2,283,305

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:
(In thousands)

	Three Months Ended December 31,	Twelve Months Ended December 31,
	2006	2006
Net cash flow from operating activities	$48,192	$155,333
Net cash flow used in investing activities	(2,581)	(15,144)
Net cash flow used in financing activities	(10,698)	(82,436)

Net increase in cash and cash equivalents	34,913	57,753
Cash & cash equivalents, beginning of period	32,495	9,655
Cash & cash equivalents, end of period	$67,408	$67,408